Exhibit 99.1

FOR IMMEDIATE RELEASE:	Nov. 4, 2008

NWN Reports Results for the Quarter & Nine Months Ended Sept. 30, 2008

Reaffirms 2008 EPS Guidance of $2.48-$2.63 per share

Financial & Operating Highlights

•	Ranked first in the nation among gas utilities by J.D. Power and Associates’ 2008 overall residential customer satisfaction survey

•	Increased the quarterly common stock dividend to 39.5 cents per share, a 5.3 percent increase, for an indicated annual rate of $1.58 per share

•	Reported third quarter net loss of $10.1 million versus a $5.9 million net loss last year

•	Year-to-date operations & maintenance expenses 3 percent lower than last year

•	Purchased Gas Adjustment incentive sharing mechanism approved in Oregon, and stipulation agreement reached by all interested parties on the company’s general rate case in Washington state

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), reported that results of operations for the third quarter ended Sept. 30, 2008, produced a net loss of $10.1 million, or 38 cents per share, compared to a net loss of $5.9 million, or 22 cents per share in the same quarter of 2007.

According to NW Natural CEO Mark Dodson, “Our financial performance in the quarter reflects the typical seasonal nature of our business. Operating results for both our core utility and gas storage businesses were on target, and our liquidity position remains strong despite volatile national credit markets.”

For the nine month period, net income was $36.3 million, or $1.37 per share compared to $44.8 million or $1.65 per share for the first nine months of 2007, representing a 17 percent decrease in earnings per share and a 19 percent decrease in net income. Year-to-date earnings were lower due mainly to record gains from incentive gas cost sharing in 2007 compared to incentive losses in 2008 due to higher gas costs this year, as well as a regulatory adjustment for higher income taxes paid in 2007 compared to 2008.

Billing rates to utility customers are changed each year under the company’s purchased gas adjustment (PGA) mechanisms in Oregon and Washington. These changes reflect increases or decreases in the expected cost of natural gas commodity purchases, including contractual arrangements to hedge the purchase price with financial derivatives. Effective Nov. 1, 2008, residential customer billing rates will increase by 14 percent in Oregon and by 21 percent in Washington.

In addition, on Oct. 21, 2008 the Oregon Public Utility Commission (OPUC) approved a modification to the company’s PGA incentive sharing mechanism. Under Oregon’s PGA mechanism, if the actual purchased gas costs differ from the estimated amounts included in rates, then the company is required to defer that difference and pass it on to customers as an adjustment to future rates. As part of the prior incentive sharing mechanism, the company was required to defer 67 percent of the difference such that the impact on current earnings would either be a pre-tax charge to expense for 33 percent of the higher gas cost, or a credit to expense for 33 percent of the lower gas cost.

Under the modified PGA cost sharing mechanism, the company is required to select either an 80-20 percent or 90-10 percent sharing ratio by Aug. 1 each year, to be effective Nov. 1, as the new customer-utility sharing percentage for commodity cost differences. As was the case under the prior Oregon PGA mechanism, the company is also subject to an annual earnings review. Under the new mechanism, if the company selects an 80-20 sharing ratio, then the company can earn up to 150 basis points above the authorized return on equity before additional sharing is required. If the company selects a 90-10 sharing ratio, then the company is allowed to earn up to 100 basis points above the authorized return before additional sharing. If the actual return on equity in Oregon is above the earnings threshold, then 33 percent of the earnings above the threshold will be deferred for refund to customers.

For the 2008-2009 PGA contract year, the company has selected the 80-20 percent incentive commodity cost sharing ratio.

There has been no change to the Washington PGA mechanism, where 100 percent of actual costs are passed through to customers as an adjustment to future rates.

Third quarter financial and operating highlights

•	Lower income and earnings per share

Results of operations produced a loss for the quarter of $10.1 million, or 38 cents per share, compared to a loss of $5.9 million, or 22 cents per share, in 2007. Results from utility operations are typically low during the third quarter due to reduced use of natural gas in the summer. The utility recorded a net loss of $12.3 million (47 cents per share) in the quarter, compared to a net loss of $8.6 million (32 cents per share), in the third quarter of 2007. Gas storage contributed net income of $1.9 million in the quarter (8 cents per share), compared to $2.5 million in the third quarter of 2007 (9 cents per share). Other non-utility activities resulted in net income for the 2008 quarter of $0.3 million, compared to $0.2 million in 2007.

•	Customer growth remained above national average

Despite disruptions in the national and regional economy, NW Natural’s utility customer growth continued at a rate higher than the national average. This growth is driven by new construction activity and conversions from other fuel sources. At Sept. 30, 2008, the company had about 655,000 customers, for a growth rate of 2.4 percent over the past 12 months.

•	NW Natural named best gas utility in the nation by J.D. Power and Associates

The company earned the highest ranking for the second year in a row among western utilities, and this year ranked first in the nation among 60 participating utilities, in the 2008 J.D. Power and Associates gas utility residential customer satisfaction survey. The company ranked first in a number of categories, including company image, communications and billing and payment.

•	Washington general rate case stipulation filed

On Oct. 21, the company filed a settlement agreement with the Washington Utilities and Transportation Commission (WUTC) regarding the company’s general rate case filed March 28, the first general rate case filed by the company in the state in more than four years.

If the settlement is approved by the WUTC, the bill for an average NW Natural residential customer in Washington would increase about $3.20 per month. The company’s annual revenue requirements would increase by about $2.7 million, or 3 percent, including approximately $1.7 million in fixed charges, based on an allowed return on equity of 10.1 percent and a rate of return of 8.4 percent. The new rates are expected to go into effect Jan. 1, 2009, if approved by the WUTC.

The parties also agreed that the company may renew its request to initiate a decoupling program upon completion of a trial program currently being conducted by another utility in Washington.

•	Operational results

NW Natural’s total gas sales and transportation deliveries in the third quarter of 2008, excluding gas storage, were 185 million therms, approximately the same as delivered in 2007. Margin from utility operations in the quarter was $39.3 million, compared to $44.7 million in the same quarter of 2007. The difference in margin was primarily due to higher gas costs in 2008 as a result of prices above the costs established in our PGA mechanism, and a lower regulatory adjustment for income taxes paid in 2008 due to our implementing the adjustment in 2007 for the 2006 and 2007 fiscal year-to-date periods. Gas costs under the Oregon PGA incentive sharing mechanism reduced margin by $1.8 million in the 2008 quarter, compared to a contribution to margin of $0.2 million in last year’s third quarter.

Sales to residential and commercial customers in the third quarter of 2008 were 55 million therms, slightly lower than 2007 consumption of 56 million therms. Residential and commercial sales contributed $32.4 million to margin, down 2 percent from $33.2 million in 2007. The company’s decoupling rate mechanism in Oregon adjusted margin down by a net $0.5 million in the third quarter of 2008, compared to a net $1.6 million decrease to margin in the third quarter of 2007.

Gas deliveries to industrial customers in the third quarter of 2008 were 130 million therms compared to approximately 129 million therms last year. Margin was $6.8 million versus $7.2 million last year, due mainly to temporary shut-downs and cutbacks by a few large customers in the period due to the current economic conditions.

NW Natural continues to provide gas storage and optimization services to customers in the interstate and intrastate gas markets. Net income from gas storage in the third quarter of 2008 was $1.9 million, or 8 cents per share, compared to $2.5 million, or 9 cents per share, in last year’s third quarter. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

•	Business development progress

In late July, Gill Ranch filed a permit application with the California Public Utilities Commission for the storage project near Fresno that we’re developing with Pacific Gas and Electric (NYSE: PCG). Our intention is to have all necessary permits for this 20 billion cubic foot (Bcf) gas storage project by the end of 2009, and to start storage operations before the end of 2010.

•	Operations and maintenance costs

Operations and maintenance expenses in the third quarter of 2008 were 1 percent higher than last year due mainly to higher employee-related expenses.

Year-to-date (nine month) financial and operating highlights

•	Lower net income and earnings per share

For the nine month period, net income decreased 19 percent to $36.3 million, or $1.37 per share, compared to $44.8 million or $1.65 per share in the same period in 2007. NW Natural’s utility operations contributed $27.4 million or $1.03 per share in the first nine months of 2008, compared to $37.4 million or $1.38 per share in the first nine months of 2007. Gas storage contributed $6.8 million in the period or 26 cents per share, compared to $7.0 million or 26 cents per share in the 2007 period. Other non-utility activities resulted in net income of $2.1 million, or 8 cents per share, compared to $0.4 million or 1 cent per share in 2007, due mainly to the sale of a non-core asset in the second quarter of 2008.

•	Operating results

NW Natural’s total gas sales and transportation deliveries in the first nine months of 2008, excluding gas storage, were 897 million therms, up 8 percent from 2007 due to higher residential and commercial volumes from customer growth and higher consumption due to colder weather. Margin from utility operations was $223.8 million for the 2008 period, compared to $239.4 million in 2007, or 6 percent lower than last year’s first nine months due mainly to the effect of the PGA gas cost sharing mechanism resulting from higher prices for natural gas in 2008 versus lower prices in 2007, partially offset by customer growth in 2008.

Gas sales to residential and commercial customers in the first nine months of 2008 were 475 million therms, up 14 percent from 418 million therms in 2007 due to customer growth and weather that was 9 percent colder than last year and 9 percent colder than normal for the period.

Residential and commercial sales contributed $217.7 million to margin, up 10 percent from $197.7 million in 2007, due mainly to customer growth and colder weather than last year. The company’s weather normalization and decoupling mechanisms adjusted margin down in the first nine months of 2008 by $14.8 million, compared to a net $1.2 million adjustment downward to margin for the first nine months of 2007.

Gas deliveries to industrial customers in the first nine months of 2008 were 422 million therms, up 2 percent from 414 million therms in the same period last year. Contribution to margin from sales and transportation in these markets was $22.1 million, compared to $23.1 million last year.

As noted earlier, for the first nine months of the year higher volumes of gas purchased at higher prices contributed to a $7.5 million reduction to margin, equivalent to 17 cents per share, due to the company’s commodity cost sharing mechanism in Oregon. This compares to a contribution to margin of $10.8 million, equivalent to 24 cents per share, for the first nine months of the year in 2007 under the company’s PGA. All gas costs are passed through to customers in Washington.

YTD O&M costs on track

Operations and maintenance costs for the nine-month period were 3 percent lower than the 2007 period, primarily because of a reduction in 2008 incentive compensation accruals and higher costs in 2007 for certain strategic initiatives. Bad debt expense as a percent of revenues billed remained well below 1 percent at 0.31 percent for the 12 months ended Sept. 30, 2008.

Cash flows and capital structure

Cash provided by operations in the first nine months of 2008 was $72.0 million, compared to $160.7 million in the same period in 2007. Cash flows were lower mainly due to the timing of deferred gas costs and the increase in gas inventories. Cash used in investing activities decreased from $83.5 million in 2007 to $75.2 million in 2008, mainly reflecting the investment in expansion of the Mist gas storage field by 1.8 billion cubic feet in 2007, and proceeds from the sale of the non-utility airplane investment in 2008.

NW Natural’s total capitalization at Sept. 30, 2008, reflected 47 percent common equity, 40 percent long-term debt, and 13 percent short-term debt. This compared to 48 percent common equity, 42 percent long-term debt, and 10 percent short-term debt at Sept. 30, 2007.

According to NW Natural Chief Financial Officer David H. Anderson, “Our financial position, and our overall liquidity position, remain strong. We continue to access commercial paper markets when needed and currently hold about $50 million of cash for additional safety.”

Outlook for 2008

NW Natural reaffirmed its prior estimate that full-year earnings per share in 2008 will be in the range of $2.48 to $2.63. Our estimate assumes normal weather for the remainder of the year, continued customer growth, benefits from cost reduction initiatives, no significant changes in current regulatory policies and no estimate of future gains or losses from our gas commodity sharing mechanism, since we are unable to predict future gas cost increases or decreases with reasonable certainty. To the extent gas costs differ from amounts in our purchased gas adjustment mechanism, the company could recognize additional income or expense. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Dividend Declaration

The Board of Directors of NW Natural on Oct. 1, 2008 increased the quarterly dividend to 39.5 cents per share on the company’s common stock, representing a 5.3 percent increase. The dividends will be paid Nov. 14, 2008, to shareholders of record on Oct. 31, 2008. The current indicated annual dividend is $1.58 per share.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis, including the earnings impact from our commodity cost sharing mechanism. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8:00 a.m. Pacific Time (11 a.m. Eastern Time) on Nov. 4 to review the company’s financial results of operations for the three and nine months ended Sept. 30, 2008.

To hear the conference call live, dial 1-800-860-2442 from anywhere in the United States and 1-412-858-4600 from international points, including Canada. To access the recording, please call 1-877-344-7529 and enter the identification pass code (424156#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2007 Annual Report on Form 10-K, and in Part I, Item 3, “Quantitative and Qualitative Disclosures about Market Risk,” “Forward-Looking Statements” following Part I, Item 2, and Part II, Item IA, “Risk Factors” in the company’s quarterly financial statements, that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves about 655,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.1 billion in total assets, which includes approximately 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 53 consecutive years.

Contacts:

Bob Hess (investors)

Phone: 1-800-422-4012, ext. 2388 or 503-220-2388

Email: Bob.Hess@nwnatural.com

Kim Heiting (media)

Phone: 1-800-422-4012, ext. 5755 or 503-220-2366

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	09/30/08	09/30/07	Change	% Change
Gross Operating Revenues	$109,702	$124,245	$(14,543)	(12%)
Net Income (Loss)	$(10,120)	$(5,908)	$(4,212)	(71%)

Average Shares of Common Stock Outstanding	26,445	26,609	(164)	(1%)
Basic Earnings (Loss) Per Share of Common Stock	$(0.38)	$(0.22)	$(0.16)	(73%)
Diluted Earnings (Loss) Per Share of Common Stock	$(0.38)	$(0.22)	$(0.16)	(73%)

	Nine Months Ended
(Thousands, except per share amounts)	09/30/08	09/30/07	Change	% Change
Gross Operating Revenues	$688,650	$701,585	$(12,935)	(2%)
Net Income	$36,345	$44,784	$(8,439)	(19%)

Average Shares of Common Stock Outstanding	26,425	26,945	(520)	(2%)
Basic Earnings Per Share of Common Stock	$1.38	$1.66	$(0.28)	(17%)
Diluted Earnings Per Share of Common Stock	$1.37	$1.65	$(0.28)	(17%)

	Twelve Months Ended
(Thousands, except per share amounts)	09/30/08	09/30/07	Change	% Change
Gross Operating Revenues	$1,020,258	$1,038,473	$(18,215)	(2%)
Net Income	$66,058	$74,896	$(8,838)	(12%)

Average Shares of Common Stock Outstanding	26,430	27,073	(643)	(2%)
Basic Earnings Per Share of Common Stock	$2.50	$2.77	$(0.27)	(10%)
Diluted Earnings Per Share of Common Stock	$2.48	$2.75	$(0.27)	(10%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	Sept. 30, 2008	Sept. 30, 2007
Assets:
Plant and property:
Utility plant	$2,113,898	$2,025,106
Less accumulated depreciation	647,248	604,957

Utility plant - net	1,466,650	1,420,149

Non-utility property	72,919	61,025
Less accumulated depreciation and amortization	8,924	7,637

Non-utility property - net	63,995	53,388

Total plant and property	1,530,645	1,473,537

Current assets:
Cash and cash equivalents	4,105	4,642
Accounts receivable	27,182	33,328
Accrued unbilled revenue	16,560	20,886
Allowance for uncollectible accounts	(1,752)	(1,726)
Regulatory assets	111,755	31,546
Fair value of non-trading derivatives	4,066	1,423
Inventories:
Gas	91,797	79,607
Materials and supplies	10,840	9,264
Income taxes receivable	7,914	15,111
Prepayments and other current assets	11,369	14,449

Total current assets	283,836	208,530

Investments, deferred charges and other assets:
Regulatory assets	182,668	193,766
Fair value of non-trading derivatives	195	950
Other investments	67,884	51,014
Other	10,352	8,304

Total investments, deferred charges and other assets	261,099	254,034

Total assets	$2,075,580	$1,936,101

Capitalization and liabilities:
Capitalization:
Common stock	$335,514	$340,352
Earnings invested in the business	273,281	246,865
Accumulated other comprehensive income (loss)	(3,946)	(2,261)

Total common stock equity	604,849	584,956
Long-term debt	512,000	512,000

Total capitalization	1,116,849	1,096,956

Current liabilities:
Notes payable	174,802	112,100
Long-term debt due within one year	—	5,000
Accounts payable	53,522	57,669
Taxes accrued	11,420	11,898
Interest accrued	11,138	11,247
Regulatory liabilities	23,882	51,481
Fair value of non-trading derivatives	109,012	27,350
Other current and accrued liabilities	28,523	22,381

Total current liabilities	412,299	299,126

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	223,088	215,981
Regulatory liabilities	221,927	206,642
Pension and other postretirement benefit liabilities	44,637	57,099
Fair value of non-trading derivatives	11,300	9,969
Other	45,480	50,328

Total deferred credits and other liabilities	546,432	540,019

Total capitalization and liabilities	$2,075,580	$1,936,101

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (nine months ended September 30)	2008	2007
Operating activities:
Net income	$36,345	$44,784
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	53,775	50,930
Deferred income taxes and investment tax credits	15,850	4,952
Undistributed earnings from equity investments	74	(174)
Deferred gas savings (costs) - net	(42,458)	26,572
Gain on sale of non-utility investments	(1,737)	—
Non-cash expenses related to qualified defined benefit pension plans	2,301	3,301
Deferred environmental costs	(5,654)	(6,068)
Income from life insurance investments	(1,437)	(1,510)
Deferred regulatory and other	(2,278)	(2,262)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	102,566	114,844
Inventories of gas, materials and supplies	(22,693)	(10,743)
Income taxes receivable	(7,914)	(15,111)
Prepayments and other current assets	7,230	5,696
Accounts payable	(67,948)	(56,221)
Accrued interest and taxes	6,594	(1,009)
Other current and accrued liabilities	(664)	2,701

Cash provided by operating activities	71,952	160,682

Investing activities:
Investment in utility plant	(66,761)	(65,296)
Investment in non-utility property	(5,841)	(18,330)
Proceeds from sale of assets	7,531	—
Proceeds from life insurance	208	134
Contributions to non-utility investments	(5,250)	(2,688)
Other	(5,041)	2,662

Cash used in investing activities	(75,154)	(83,518)

Financing activities:
Common stock issued, net of expenses	3,655	1,590
Common stock repurchased	—	(34,420)
Long-term debt retired	(5,000)	(29,500)
Change in short-term debt	31,702	12,000
Cash dividend payments on common stock	(29,722)	(28,693)
Other	565	734

Cash provided (used) in financing activities	1,200	(78,289)

Decrease in cash and cash equivalents	(2,002)	(1,125)
Cash and cash equivalents - beginning of period	6,107	5,767

Cash and cash equivalents - end of period	$4,105	$4,642

Supplemental disclosure of cash flow information:
Interest paid	$19,413	$19,847
Income taxes paid	$14,800	$45,500

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Third Quarter - 2008

	3 Months Ended September 30,			9 Months Ended September 30,			12 Months Ended September 30,
(Thousands, except per share amounts)	2008	2007	% Change	2008	2007	% Change	2008	2007	% Change
Gross Operating Revenues	$109,702	$124,245	(12%)	$688,650	$701,585	(2%)	$1,020,258	$1,038,473	(2%)
Cost of Sales	63,390	71,570	(11%)	433,320	431,783	—	640,687	648,870	(1%)
Revenue Taxes	2,763	3,012	(8%)	16,786	17,013	(1%)	24,774	25,190	(2%)

Net Operating Revenues	43,549	49,663	(12%)	238,544	252,789	(6%)	354,797	364,413	(3%)

Operating Expenses:
O&M	27,434	27,111	1%	81,732	84,370	(3%)	117,850	117,134	1%
General Taxes	5,739	6,389	(10%)	20,595	19,557	5%	26,326	24,742	6%
D&A	18,113	17,173	5%	53,775	50,930	6%	71,188	67,377	6%

Total Operating Expenses	51,286	50,673	1%	156,102	154,857	1%	215,364	209,253	3%

Income (Loss) from Operations	(7,737)	(1,010)	(666%)	82,442	97,932	(16%)	139,433	155,160	(10%)
Other Income and Expense - net	641	736	(13%)	2,754	793	247%	3,406	1,685	102%
Interest Charges - net of amounts capitalized	9,289	9,395	(1%)	27,652	27,763	—	37,700	38,190	(1%)
Income Tax Expense (Benefit)	(6,265)	(3,761)	(67%)	21,199	26,178	(19%)	39,081	43,759	(11%)

Net Income (Loss)	$(10,120)	$(5,908)	(71%)	$36,345	$44,784	(19%)	$66,058	$74,896	(12%)

Common Shares Outstanding:
Average for Period - basic	26,445	26,609		26,425	26,945		26,430	27,073
Average for Period - diluted	26,445	26,609		26,582	27,109		26,585	27,228
End of Period	26,471	26,585		26,471	26,585		26,471	26,585
Earnings (Loss) per Share:
Basic	$(0.38)	$(0.22)	(73%)	$1.38	$1.66	(17%)	2.50	2.77	(10%)
Diluted	$(0.38)	$(0.22)		$1.37	$1.65		2.48	2.75
Dividends Paid Per Share	$0.375	$0.355		$1.125	$1.065		$1.50	$1.42
Book Value Per Share - end of period	$22.85	$22.00		$22.85	$22.00		$22.85	$22.00
Market Closing Price - end of period	$52.00	$45.70		$52.00	$45.70		$52.00	$45.70
Balance Sheet Data - end of period:
Total Assets	$2,075,580	$1,936,101		$2,075,580	$1,936,101		$2,075,580	$1,936,101
Common Stock Equity	$604,849	$584,956		$604,849	$584,956		$604,849	$584,956
Long-Term Debt (including amounts due in one year)	$512,000	$517,000		$512,000	$517,000		$512,000	$517,000
Operating Statistics:
Total Customers - end of period	654,965	639,462	2.4%	654,965	639,462	2.4%	654,965	639,462	2.4%
Gas Deliveries (therms)
Res. & Comm. Customers	55,357	55,782		475,286	418,337		705,568	639,426
Industrial Firm	9,699	11,206		34,797	38,815		48,322	53,924
Industrial Interruptible	18,594	19,053		66,435	65,477		90,086	88,429
Transportation	101,699	98,924		320,719	309,227		436,374	419,154

Total	185,349	184,965		897,237	831,856		1,280,350	1,200,933
Gas Revenues
Res. & Comm. Customers	$76,146	$83,390		$565,838	$565,484		$854,466	$859,034
Industrial Firm	9,490	12,190		32,843	40,985		46,425	56,815
Industrial Interruptible	14,529	16,427		50,221	56,153		68,944	75,833
Transportation	3,450	3,429		10,710	10,517		14,384	14,125
Regulatory adjustment for income taxes	1,003	4,313		1,385	4,313		3,068	4,313
Other Revenues	785	(500)		12,907	10,666		14,469	12,033

Total	$105,403	$119,249		$673,904	$688,118		$1,001,756	$1,022,153
Cost of Gas Sold - Utility	$63,363	$71,554		$433,279	$431,748		$640,625	$648,815
Revenue Taxes	$2,763	$3,012		$16,786	$17,013		$24,774	$25,190
Net Operating Revenues (Utility Margin)	$39,277	$44,683		$223,839	$239,357		$336,357	$348,148
Degree Days
Average (25-year average)	102	102		2,671	2,652		4,285	4,265
Actual	77	123		2,917	2,673		4,618	4,297
Colder (Warmer) than Average	(25%)	21%		9%	1%		8%	1%